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                            L-3 COMMUNICATIONS CORPORATION
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT FOR RATIO DATA)


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                   PRO FORMA        COMPANY                             PREDECESSOR COMPANY
                                    -------                             -------------------
                     YEAR          FOR THE NINE    FOR THE THREE   YEARS ENDED DECEMBER 31,          FOR THE NINE   FOR THE THREE
                     ENDED         MONTHS ENDED     MONTHS ENDED                                     MONTHS ENDED   MONTHS ENDED
                  DECEMBER 31,     DECEMBER 31,       MARCH 31,                                      DECEMBER 31,     MARCH 31,
                     1997             1997             1997           1996       1995         1994       1993          1993
                  ------------     -------------   -------------    ---------   -------      ------- -------------  ------------
Earnings:
 Income before
  income taxes       $14,400           $27,402           ($505)      $19,494      $174        $2,929        $8,300        $5,100
 Add:
  Interest expense    43,800            29,884            8,441       24,197     4,475         5,450         4,100             -
  Interest
   component of
   rent expense        5,133             3,445              851         2,832     1,591        1,866         1,400           467
                 ------------     -------------    -------------    ---------   -------      ------- -------------  ------------
 Earnings             $63,333           $60,731           $8,787      $46,523    $6,240      $10,245       $13,800        $5,567
                 ============     =============    =============    =========   =======      ======= =============  ============
Fixed Charges:
  Interest expense   $43,800           $29,884           $8,441       $24,197    $4,475       $5,450        $4,100             -
  Interest
   component of
   rent expense        5,133             3,445              851         2,832     1,591        1,866         1,400           467
                 ------------     -------------    -------------    ---------   -------      ------- -------------  ------------
 Fixed Charges       $48,933           $33,329           $9,292       $27,029    $6,066       $7,316        $5,500          $467
                 ============     =============    =============    =========   =======      ======= =============  ============

Ratio of earnings
 to fixed charges         1.3x             1.8x          N/A     (a)      1.7x      1.0x         1.4x          2.5x        N/A   (b)
                 ============     =============    =============    =========   =======      ======= =============  ============
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(a) For the three months ended March 31, 1997, earnings were insufficient to cover fixed charges by $0.5 million.
(b) For the three months ended March 31, 1993, no interest expense was incurred.